As filed with the Securities and Exchange Commission on April 18, 2006

Registration No. 333-124903

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

O2 Secure Wireless, Inc.

(Name of small business issuer in its charter)

Georgia	3669	45-0526044
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3300 Holcomb Bridge Rd., Suite 226 Norcross, Georgia 30092 (678) 942-0684
(Address and telephone number of principal executive offices)

Keith A. Greaves 3300 Holcomb Bridge Rd., Suite 226 Norcross, Georgia 30092 (678) 942-0684
(Name, address and telephone number of agent for service)

Copies to:

Robert J. Mottern, Esq.

BUKER, JONES and HALEY, P.C.

115 Perimeter Center Place

South Terraces, Suite 170

Atlanta, Georgia 30346-1238

Telecopier No.: 770-804-0509

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

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If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount to Be Registered	Proposed Minimum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, no par value	9,599,783	$1.50	$14,399,765	$1,694.84

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) The Registrant previously paid $890.99 in fees in connection with the filing of this registration statement on May 13, 2005, paid an additional $306.02 on or about August 3, 2005 in connection with the filing of an amendment to this registration statement, paid an additional $296.53 on or about November 9, 2005 in connection with the filing of a second amendment to this registration statement, and paid the balance of $201.30 on or about February 10, 2006 in connection with the filing of a third amendment to this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

Our articles of incorporation include provisions to (1) indemnify the directors and officers to the fullest extent permitted by the Georgia Business Corporation Code, except as limited by our bylaws, and (2) eliminate the personal liability of directors and officers for monetary damages resulting from breaches of their duty of care, except for any appropriation of a business opportunity from us, actions or omissions involving intentional misconduct of a knowing violation of the law, any transaction of which the director received an improper personal benefit, and any act of the types set forth in O.C.G.A. Section 14-2-832.  We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Our bylaws include a provision under which we are obligated to indemnify our directors and officers to the fullest extent possible against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against any director or officer arising from or related to his or her acts as a director or officer of us or our subsidiaries. Such indemnification shall continue as to a person who ceases to be a director or officer.  Advances for expenses may be made if the director or officer affirms in writing that he/she believes he/she has met the standards and that he/she will personally repay the expense if it is determined such officer or director did not meet the standards.

At this time we do not have director’s or officer’s liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission Registration Fee	$891*
Printing and Engraving Expenses	$10,000*
Accounting Fees and Expenses	$ 5,000*
Legal Fees and Expenses	$30,000*
Miscellaneous	$ 2,500*
TOTAL	$43,391*

* Estimates only.

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Recent Sales Of Unregistered Securities

During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder, or Regulation S. All recipients had adequate access, though their relationships with us, to information about us.

On October 29, 2003, at our formation, we issued the following shares of common stock to our founders:

T. Scott Conley	6,000,000 shares
Keith A. Greaves	5,000,000 shares
Neal Butler	5,500,000 shares
Michael Price	5,000,000 shares

On December 20, 2003, in connection with Neal Butler's resignation as an officer, director and employee, Mr. Butler agreed to cancel 4,500,000 of his shares, and we issued Mr. Butler a warrant to purchase 1,000,000 shares of common stock at $1.00 per share at any time until December 20, 2006.

On March 2, 2004, we issued Pilot Corporate Services, Inc. 1,500,000 shares of common stock for consulting services pursuant to a consulting agreement dated the same date.  The shares were valued at $1,000, or $00067 per share.

On March 30, 2004, we issued Dominic Richardson 1,750,000 shares of common stock for consulting services pursuant to a consulting agreement dated the same date. The primary service provided by Mr. Richardson has been advice related to a structure that would enable us to raise capital from foreign investors, which we were unsuccessful doing prior to engaging Mr. Richardson.  In addition, Mr. Richardson introduced us to Transfer Management International, Ltd., with whom we entered into an agreement to sell our common stock on April 24, 2004.  The shares were valued at $1,167, or $00067 per share.

On April 24, 2004, in connection with Michael Price's resignation as an officer, director and employee, Mr. Price agreed to cancel 4,000,000 of his shares, and we issued Mr. Price a warrant to purchase 1,000,000 shares of common stock at $1.00 per share at any time until April 24, 2007.

On April 24, 2004, we entered into a Regulation S Securities Purchase Agreement (the "Regulation S Agreement") with Transfer Management International, Ltd. ("TM"), under which we agreed to sell TM up to 4,000,000 shares of our common stock at $0.30 per share at any time, and from time to time as TM so elects, until December 31, 2004.  We subsequently agreed with TM to extend the term of the agreement to September 30, 2005.  In connection with the agreement to extend the term of the Regulation S Agreement, we issued TM warrants to purchase 500,000 shares of common at $0.30 per share exercisable until June 30, 2008.  We subsequently agreed with TM to extend the term of the agreement to November 30, 2005, and increase the number of shares subject to the agreement to 9,000,000 shares.  Under the Regulation S Agreement, we agreed to register the shares purchased by TM, whether held by TM or any transferee of TM, at our expense.  Under the Regulation S Agreement, TM purchased the following shares of common stock:

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Period	No. of Shares	Purchase Price
Year ended September 30, 2004	1,016,667	$305,000
Quarter ended December 31, 2004	1,388,333	$416,500
Quarter ended March 31, 2005	906,666	$272,000
Quarter ended June 30, 2005	1,225,000	$367,500
Quarter ended September 30, 2005	1,460,000	$438,000
October 1, 2005 to November 29, 2005	1,265,804	$379,741
Total:

We believe that the sale of shares under the Regulation S Agreement was exempt from registration under Rule 903(a) and (b)(3) because the Regulation S Agreement, and all sales thereunder, were conducted in an "offshore transaction," no directed selling efforts were made in the United States by any party, TM is not a U.S. Person, the Regulation S Agreement contained a certification from TM as to the facts set forth in Rule 903(b)(3)(iii)(B) and (4), and the securities issued under the Regulation S Agreement contained a restrictive legend prohibiting their transfer except under Regulation S, a registration statement, or an available exemption from registration.

Pursuant to employment agreements entered into effective January 1, 2005, we issued 500,000 warrants to purchase shares of our common stock at $1.00 per share for three years to Craig Sellars and David Sherman.

Pursuant to a Sole Distributor Agreement entered into effective January 1, 2005, we issued 2,000,000 shares of common stock Netconx D and C Wireless, LLC.  The shares were issued subject to a vesting schedule, under which some portion of the shares are subject to cancellation on a proportionate basis in the event the Sole Distributor Agreement is terminated at any time before its scheduled expiration date of December 31, 2007, or in the event our employment agreements with Craig Sellars or David Sherman are terminated prior to the end of the term thereof.  In June 2005, we cancelled 833,790 shares as a result of David Sherman's resignation as an officer.  On October 1, 2005, we cancelled 749,772 shares as a result of the termination of the Sole Distributor Agreement.

Exhibits

Exhibit Number	Description and Incorporation by Reference
3.1*	Articles of Incorporation
3.2*	Amendment to Articles of Incorporation
3.3*	By-Laws of the Company
4.1*	Form of Common Stock Certificate of the Company

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4.2*	Form of Warrant Agreement
5	Opinion of Buker, Haley & Jones, P.C.
10.1*	Employment Agreement with T. Scott Conley
10.2*	Employment Agreement with Keith A. Greaves
10.3*	Employment Agreement with Craig C. Sellars
10.4*	Agreement with Pilot Corporate Services, Inc.
10.5*	Consulting Agreement with Dominic Richardson
10.6*	Regulation S Securities Purchase Agreement
10.7**	First Amendment to Employment Agreement with Craig C. Sellars
10.8**	Second Amendment to Employment Agreement with Craig C. Sellars
10.9***	Third Amendment to Employment Agreement with Craig C. Sellars
21***	List of Subsidiaries
23.1***	Consent of Braverman International, P.C.
23.2	Consent of Buker, Haley & Jones, P.C.

*Incorporated by reference from Form SB-2 filed on or about May 13, 2005.

**Incorporated by reference from Form SB-2 filed on or about August 3, 2005.

*** Incorporated by reference from Form SB-2 filed on or about March 24, 2006.

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the

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maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining liability of the undersigned small business issuer under the Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Norcross, State of Georgia, on April 18, 2006.

O2 Secure Wireless Incorporated
Dated: April 18, 2006	/s/ T. Scott Conley
T. Scott Conley, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Dated: April 18, 2006	/s/ T. Scott Conley
T. Scott Conley, Chairman and Chief Executive Officer (Principle Executive Officer)

Dated: April 18, 2006	/s/ Keith A. Greaves
Keith A. Greaves, Chief Financial Officer, Treasurer, Secretary and Director (Principal Financial Officer and Accounting Officer)

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